UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 13, 2010

DIGITAL VALLEYS CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)
333-152798 (Commission File Number)	98-0537383 (IRS Employer Identification No.)

Suite 100, 1100 Dexter Ave. North, Seattle, Washington  98109
(Address of principal executive offices and Zip Code)

(206) 273-7892
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On July 12, 2010, the Board of Directors of Digital Valleys Corp. (the “Company”) authorized and approved an 18-for-1 forward stock split of the Company’s issued and outstanding common stock, par value $0.001 per share (“Common Stock”), by way of a share dividend.  The stock split by way of share dividend was effected by the Company’s Board of Directors pursuant to, and without shareholder approval in accordance with, Nevada Revised Statutes Section 78.215(3).

To effect the stock split by way of a share dividend, the Company authorized and directed its transfer agent to issue a new stock certificate to each shareholder of record of the Company as of August 13, 2010 at 4:30 p.m. Pacific Daylight Time (the “Record Date”) representing seventeen additional shares of the Company’s Common Stock for each share of Common Stock held by such shareholder as of the Record Date.  Full instructions regarding the stock split have been sent to the Company’s shareholders advising that no action is required by the Company’s shareholders to effect the stock split and that stock certificates currently held by such shareholders shall remain valid following the stock split.  The payable date for the stock split was August 13, 2010.

Immediately prior to the stock split, the Company had 2,300,000 shares of Common Stock issued and outstanding.  After giving effect to the stock split, the Company has 41,400,000 shares of Common Stock issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL VALLEYS CORP.

By: /s/ Felipe A. Pati Name: Felipe A. Pati Title: President
Dated: August 18, 2010